                EXHITBIT 99.1

For Immediate release:
                                                             Contact: Warren R. Wilkinson
                                                                                                 Republic Airways Holdings
                                                                                                 Tel. (317) 484- 6042

Republic Airways Holdings Announces Fourth Quarter
and 2004 Annual Earnings

Indianapolis, Indiana, (March 3, 2005) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $159.0 million for the quarter ended December 31, 2004, a 40.9% increase, compared to $112.8 million for the same period last year.  The Company also reported net income of $15.0 million for the quarter ended December 31, 2004, or $0.57 per diluted share, compared to $9.6 million of net income or $0.46 per diluted share for the same period last year.

The primary items of significance affecting the fourth quarter of 2004 are outlined below:

Total operating revenues for the fourth quarter of 2004 increased primarily as a result of a 23.0% increase in available seat miles (ASMs) to 1.3 billion ASM’s, up from 1.0 billion ASM’s and a 28.6% increase in block hours. These increases reflect the addition of 28 regional jet aircraft that were placed into service throughout the year.

Total operating expenses per ASM for the fourth quarter of 2004, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners) of $99.1 million or 8.0¢ per ASM, increased approximately 28.5% from $77.1 million or 7.7¢ per ASM for the same quarter of 2003. The 4.4% increase in the cost per ASM excluding fuel was due to a 9.7% decrease in the average stage length.

The company increased its fleet of Embraer aircraft to 111 (39 Delta, 20 United, 15 American, 35 US Airways and 2 Charter; including 11 Embraer 170 aircraft for United) as of December 31, 2004, from 83 aircraft as of December 31, 2003.  During the quarter, the Company took delivery of 13 regional jet aircraft consisting of four 50-seat aircraft, and nine 70-seat aircraft.

At December 31, 2004, the Company had $46.2 million in cash and marketable securities compared to $21.5 million as of December 31, 2003.  During the quarter, the Company entered into debt financing arrangements for the 13 aircraft delivered during the quarter. The Company’s long-term debt increased to $850.2 million as of December 31, 2004, compared to $462.3 million at December 31, 2003. The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $526.5 million as of December 31, 2004.

During the quarter ended December 31, 2004, the Company and Delta Air Lines reached an agreement that provides for 16 Embraer 170 aircraft to be placed into service by mid 2006. In connection with the agreement, the Company issued warrants to Delta for the purchase of up to 960,000 of its common shares. In addition, the terms of the Company’s ERJ-145/135 agreement with Delta were amended, including a cancellation of 2,025,000 warrants, or 45% of the total warrants previously issued to Delta, and a three percent (3%) reduction in compensation levels for the remainder of the ERJ-145/135 contract.

For the full year ended December 31, 2004, operating revenues increased 28.4% to $540.7 million, compared to $421.1 million for the same period last year. The Company reported net income available to shareholders of $44.8 million for 2004, or $1.87 per diluted share, a 32.1% increase, compared to $33.9 million of net income available to shareholders, or $1.63 per diluted share in 2003.

Total ASMs for 2004 increased 27.7% from 2003 to 4.4 billion and block hours for 2004 increased 30.5% from 2003 to 333,400. During the year, the Company took delivery of 28 regional jet aircraft consisting of 17 ERJ-135/145 aircraft and 11 ERJ-170 aircraft.

Subsequent to December 31, 2004, the Company completed an offering of 6.9 million shares of its common stock, including the underwriters’ overallotment. The net proceeds of this offering, after underwriters discounts and estimated offering expenses, was $80.8 million.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company. Its principal operating subsidiary, Chautauqua Airlines offers scheduled passenger service on more than 700 flights daily to 76 cities in 32 states, Canada and the Bahamas through code sharing agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline employs more than 2,400 aviation professionals.

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The Company will conduct a telephone briefing to discuss its fourth quarter results today at 11:00 a.m. EDT. A live Webcast of this briefing will be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, that: Republic Airways is dependent on its code-share relationships with its major partners; US Airways has filed for bankruptcy and they may reject or modify our contract with them in which event our results of operations could be materially adversely affected; terrorist attacks have harmed Republic Airways’ business in the past and may harm its business in the future; Republic Airways’ code-share agreements with United and/or US Airways will be terminated if United and/or US Airways does not emerge from bankruptcy; One or more of Republic Airways’ other code share partners may file a bankruptcy petition; Republic Airline, a wholly owned subsidiary, requires an operating certificate before it can commence flying operations; if the financial strength of any of Republic Airways’ code-share partners decreases, Republic Airways’ financial strength is at risk; Republic Airways’ code-share partners may expand their direct operation of regional jets thus limiting the expansion of Republic Airways’ relationship with them; any labor disruption or labor strikes would adversely affect Republic Airways’ ability to conduct its business; Republic Airways’ current growth plans may be materially affected by substantial risks, some of which are outside of Republic Airways’ control; Republic Airways’ code-share partners may be restricted in increasing the level of business that they conduct with Republic Airways, thereby limiting its growth; Republic Airways’ fleet expansion program will require a significant increase in Republic Airways’ leverage and the financing it requires may not be available on favorable terms or at all; Republic Airways depends on Embraer to supply Republic Airways with the aircraft it requires to expand; reduced utilization levels of Republic Airways’ aircraft under the fixed-fee agreements would adversely impact its revenues and earnings; increases in Republic Airways’ labor costs, which constitute a substantial portion of Republic Airways’ total operating costs, will directly impact Republic Airways’ earnings; Republic Airways’ business could be harmed if Republic Airways loses the services of its key personnel; Republic Airways may experience difficulty finding, training and retaining employees; Republic Airways flies and depends upon Embraer regional jets and Republic Airways’ business is at risk if it does not receive timely deliveries of aircraft or if the public negatively perceives Republic Airways’ aircraft; Republic Airways is at risk of losses stemming from an accident involving any of its aircraft; Republic Airways will be controlled by Wexford Capital as long as they own or control a majority of its common stock, and they may make decisions with which other stockholders disagree; Republic Airways may have conflicts of interest with Wexford Capital, and because of their controlling ownership, Republic Airways may not be able to resolve these conflicts on an arm’s length basis; the airline industry has been subject to a number of strikes which could affect Republic Airways’ business; the airline industry is highly competitive; airlines are often affected by certain factors beyond their control, including weather conditions which can affect their operations; the airline industry has recently gone through a period of consolidation and transition; consequently, Republic Airways has fewer potential partners; and the airline industry is heavily regulated.

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REPUBLIC AIRWAYS HOLDINGS, INC. CONSOLIDATED STATEMENTS OF INCOME (Dollars and Shares in Thousands, Except per Share Amounts) (Unaudited)
Financial Highlights	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
OPERATING REVENUES
Passenger	$ 156,555	$ 110,912	$ 532,202	$ 408,892
Contract Termination Fee	0	0	0	6,000
Other	2,410	1,905	8,534	6,223
Total operating revenues	158,965	112,817	540,736	421,115

OPERATING EXPENSES
Wages and benefits	27,278	22,189	101,161	76,428
Aircraft fuel	36,259	20,686	112,795	76,030
Landing fees	5,685	4,507	20,160	16,128
Aircraft and engine rent	17,421	15,510	66,464	59,319
Maintenance and repair	14,944	11,999	54,306	42,151
Insurance and taxes	2,948	2,010	12,072	11,680
Depreciation and amortization	10,511	6,913	33,940	23,439
Impairment loss and accrued aircraft return costs	0	0	0	10,160
Other	10,872	7,682	39,085	27,962
Total operating expenses	125,918	91,496	439,983	343,297
OPERATING INCOME	33,047	21,321	100,753	77,818

OTHER INCOME (EXPENSE)
Interest expense	(9,473)	(6,332)	(28,109)	(22,052)
Other income	271	140	816	560
Total other income (expense)	(9,202)	(6,192)	(27,293)	(21,492)

INCOME BEFORE INCOME TAXES	23,845	15,129	73,460	56,326

INCOME TAX EXPENSE	8,843	5,534	28,689	22,277

NET INCOME	15,002	9,595	44,771	34,049

PREFERRED STOCK DIVIDENDS	0	0	0	(170)

NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS	15,002	9,595	44,771	33,879
PER SHARE, BASIC	$ 0.59	$ 0.48	$ 1.92	$ 1.69
PER SHARE, DILUTED	$ 0.57	$ 0.46	$ 1.87	$ 1.63
Weighted Average Common Shares
Basic	25,543	20,000	23,350	20,000
Diluted	26,165	20,841	23,907	20,841

Unaudited Operating Highlights
Operating Highlights	Three Months Ended December 31			Year Ended December 31
	2004	2003	Change	2004	2003	Change
Passengers carried	1,866,586	1,329,126	40.4%	6,267,761	4,625,381	35.5%
Revenue passenger miles (000)	846,905	667,697	26.8%	2,953,311	2,219,351	33.1%
Available seat miles (000)	1,233,258	1,002,450	23.0%	4,425,391	3,464,206	27.7%
Passenger load factor	68.7%	66.6%	2.1 pts	66.7%	64.1%	2.6 pts
Cost per available seat mile, including interest expense (cents)	10.98	9.76	12.5%	10.58	10.55	0.3%
Fuel cost per available seat mile	2.94	2.06	42.7%	2.55	2.19	16.4%
Cost per available seat mile, excluding fuel expense (cents)	8.04	7.70	4.4%	8.03	8.36	(3.9%)
Block hours	93,983	73,102	28.6%	333,400	255,572	30.5%
Average daily utilization of each aircraft (hours)	10:28	10:28	0.0%	10:32	10:11	3.4%
Average aircraft stage length	448	496	(9.7%)	464	473	(1.9%)

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